Farmer Mac Declares Quarterly Dividends
on Common and Preferred Stock

WASHINGTON, June 3, 2015 — The board of directors of the Federal Agricultural Mortgage Corporation (Farmer Mac) has declared a second quarter dividend of $0.16 per share for each of Farmer Mac’s three classes of common stock – Class A Voting Common Stock (NYSE: AGM.A), Class B Voting Common Stock (not listed on any exchange), and Class C Non-Voting Common Stock (NYSE: AGM). The quarterly dividend will be payable on June 30, 2015 to holders of record of common stock as of June 17, 2015.

Farmer Mac’s board of directors has also declared a dividend on each of Farmer Mac’s three classes of preferred stock. The quarterly dividend of $0.3672 per share of 5.875% Non-Cumulative Preferred Stock, Series A (NYSE: AGM.PR.A), $0.4297 per share of 6.875% Non-Cumulative Preferred Stock, Series B (NYSE: AGM.PR.B), and $0.375 per share of 6.000% Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series C (NYSE: AGM.PR.C), is for the period from but not including April 17, 2015 to and including July 17, 2015. The preferred stock dividends will be payable on July 17, 2015 to holders of record of preferred stock as of July 2, 2015.

About Farmer Mac
Farmer Mac is the stockholder-owned company created to deliver capital and increase lender competition for the benefit of American agriculture and rural communities.  Additional information about Farmer Mac is available on Farmer Mac’s website at www.farmermac.com.

CONTACT:     Jalpa Nazareth, Investor Relations
Chris Bohanon, Media Inquiries
(202) 872-7700

* * * *

1